Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Jeff Bergau jeff.bergau@arcadiabio.com +1-312-217-0419

Arcadia Biosciences Announces First-Quarter 2019 Financial Results and Business Highlights

Company launches new business unit, Arcadia Specialty GenomicsTM, to apply its advanced plant breeding and gene editing expertise to cannabis

DAVIS, Calif. (May 8, 2019) – Arcadia Biosciences, Inc. (Nasdaq: RKDA), a food ingredient company and proven leader in agricultural innovation to improve the quality and nutritional content of crops, today released its financial and business results for the first quarter of 2019.

“With the launch of Arcadia Specialty GenomicsTM in the first quarter of 2019 and research trials already underway, we are now leveraging our years of expertise in plant science, advanced breeding and regulatory affairs to offer value-added innovations in cannabis,” said Raj Ketkar, president and CEO of Arcadia.

“We also advanced both our GoodWheatTM specialty ingredients and HB4 drought tolerant soybeans this quarter, scaling production and building seed supply to support commercialization later in 2019,” he said.

Q1 2019 Operating and Business Highlights

•

New Business Unit Dedicated to Cannabis. In February 2019, Arcadia launched Arcadia Specialty Genomics, to leverage the company’s years of plant science, industry and regulatory expertise, offering value-added capabilities for rapid growth in cannabis-based functional ingredients. This dedicated business unit will develop a proprietary germplasm estate and traits for license to cultivators in federal and state legal markets, for products serving the nutraceutical and food industries. These innovations are made possible through a proprietary approach combining conventional breeding, TILLING and gene editing. Matt Plavan, Arcadia’s CFO, will lead the business unit as president of Arcadia Specialty Genomics.

•

Hemp Research Underway in Hawaii. Hawaii’s Department of Agriculture granted Arcadia Biosciences a license for its Industrial Hemp Pilot Program in March. With this license, Arcadia Specialty Genomics began its research and cultivation immediately, planting in April.

•

GoodWheat Production Scales in Preparation for Commercial Launch. Arcadia completed its counter-season GoodWheat production trials in the first quarter, with harvest early in the second quarter. The company’s agricultural operations team is building supply in preparation for commercialization, with the first sales of GoodWheat expected by the end of 2019.

•

Verdeca Introduces Pre-Commercial HB4 Drought Tolerant and Herbicide Tolerant Soybeans to Growers in Argentina. Verdeca, a joint venture between Arcadia and Bioceres Crop Solutions Corp., introduced HB4 soybeans at Expoagro, the largest farm show in Argentina. More than 1200 growers visited the

Verdeca pavilion, and many signed on to the company’s Bio-Innovator program, which grants priority access to test the HB4 soybean varieties in their fields.

Q2 Highlights

•

Experienced Science Leader Hired as Head of R&D. On April 8, Randy Shultz, Ph.D. joined Arcadia’s leadership team as head of research and development.  Shultz is the former global crop lead at Inari Agriculture, where he also served as director of R&D and senior director of R&D strategy. He has deep expertise in gene editing and new plant breeding technologies, as well as an established reputation as a keen R&D strategist. Shultz will be exploring new partnerships and licensing opportunities to build Arcadia’s capabilities in cannabis and advance future innovations in the GoodWheat portfolio of novel wheat attributes.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended March 31,
	2019	2018	Favorable / (Unfavorable)
			$	%
Total Revenues	158	214	(56)	(26)%
Total Operating Expenses	4,376	4,053	(323)	(8)%
Loss From Operations	(4,218)	(3,839)	(379)	(10)%
Net Loss	(12,612)	(10,615)	(1,997)	(19)%

Revenues

In the first quarter of 2019, revenues were $158,000, compared to revenues of $214,000 in the first quarter of 2018. The quarter-over-quarter decrease was primarily impacted by the decrease in government grant revenue, partially offset by the increase in product sales. Over the next six to 15 months, as the company transitions to its new focus on health and nutrition quality products, Arcadia expects revenue from government grants and research contracts revenues to be replaced by product and trait revenues.

Operating Expenses

In the first quarter of 2019, operating expenses were $4.4 million, compared to $4.1 million in the first quarter of 2018. Research and development (R&D) spending increased by $109,000 in the first quarter of 2019, primarily the result of the timing of expenses relating to Verdeca. General and administrative (SG&A) costs for the first quarter of 2019 were $191,000 higher than the first quarter in 2018, driven primarily by higher employee expenses due to the growth of the commercial development team. Cost of product revenues was $23,000 higher in the first quarter of 2019 compared to 2018 due to additional product sales in 2019.

Net Loss

Net loss for the first quarter of 2019 was $12.6 million, or a loss of $2.64 per share, a 19 percent increase from the $10.6 million loss in the first quarter of 2018. The quarter-over-quarter increase was largely due to the $6.6 million greater increase in the change in the fair value of common stock warrant and common stock adjustment feature liabilities this quarter versus the same quarter last year, partially offset by the $4.0 million initial loss on common stock warrant and common stock adjustment feature liabilities that was recorded in the first quarter of 2018.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern (1:30 p.m. Pacific) today, May 8, to discuss first-quarter financial results and key strategic achievements.

Interested participants can join the conference call using the following numbers:

U.S. Toll-Free Dial-In:	+1-844-243-4690
International Dial-In:	+1-225-283-0138
Passcode:	2468839

A live webcast of the conference call will be available on the “Investors” section of the Arcadia’s website at www.arcadiabio.com. Following completion of the call, a recorded replay will be available on the company’s investor website.

About Arcadia Biosciences, Inc.

Arcadia Biosciences (Nasdaq: RKDA) develops and markets high-value food ingredients and nutritional oils that help meet consumer demand for a healthier diet. Arcadia’s GoodWheat™ branded ingredients deliver health benefits to consumers and enable consumer packaged goods companies to differentiate their brands in the marketplace. The company’s agricultural traits are being developed to enable farmers around the world to be more productive and minimize the impact of agriculture on the environment. For more information, visit www.arcadiabio.com

About Arcadia Specialty Genomics

Arcadia Specialty Genomics is a strategic business unit of Arcadia Biosciences, Inc. leveraging the market-leading capabilities of its parent company to deliver crop innovation into developing proprietary, industry-leading cannabis germplasm. Focused on productivity, pest resistance and favored quality traits, Arcadia Specialty Genomics’ innovations serve the state- and federally-legal nutraceutical, food and industrial markets. For more information, visit www.arcadiaspecialtygenomics.com.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about the company and its products, including statements relating to components of the company’s long-term financial success and ongoing plans; the company’s traits, commercial products, and collaborations; and the company’s ability to manage the regulatory processes for its traits and commercial products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s and its partners’ ability to develop commercial products incorporating its traits and to complete the regulatory review process for such products; the company’s compliance with laws and regulations that impact the company’s business, and changes to such laws and regulations; and the company’s future capital requirements and ability to satisfy its capital needs.  Further information regarding these and other factors that could affect the company’s financial results is included in filings the company makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” and additional information set forth in its Form 10-K for the year ended December 31, 2018. These documents are available on the SEC Filings section of the Investor Relations pages of the company’s website at www.arcadiabio.com.  All information provided in this release and in the attachments is as of the date hereof, and Arcadia Biosciences, Inc. undertakes no duty to update this information.

Arcadia Biosciences, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$10,438	$11,998
Short-term investments	7,355	9,825
Accounts receivable	79	165
Unbilled revenue	—	3
Inventories — current	187	181
Prepaid expenses and other current assets	506	704
Total current assets	18,565	22,876
Property and equipment, net	460	395
Right of use asset	2,193	—
Inventories — noncurrent	701	746
Other noncurrent assets	31	7
Total assets	$21,950	$24,024
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,062	$2,645
Amounts due to related parties	12	29
Unearned revenue — current	56	96
Operating lease liability — current	574	—
Other current liabilities	264	284
Total current liabilities	2,968	3,054
Operating lease liability — noncurrent	1,771	—
Common stock warrant liabilities	13,578	5,083
Other noncurrent liabilities	3,000	3,072
Total liabilities	21,317	11,209
Stockholders’ equity:
Common stock, $0.001 par value—150,000,000 shares authorized as of March 31, 2019 and December 31, 2018; 4,777,419 and 4,774,919 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	45	45
Additional paid-in capital	191,566	191,136
Accumulated deficit	(190,978)	(178,366)
Total stockholders’ equity	633	12,815
Total liabilities and stockholders’ equity	$21,950	$24,024

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018
Revenues:
Product	$107	$61
Contract research and government grants	51	153
Total revenues	158	214
Operating expenses:
Cost of product revenues	59	36
Research and development	1,505	1,396
Selling, general and administrative	2,812	2,621
Total operating expenses	4,376	4,053
Loss from operations	(4,218)	(3,839)
Other income, net	120	38
Initial loss on common stock warrant and common stock adjustment feature liabilities	—	(4,000)
Change in fair value of common stock warrant and common stock adjustment feature liabilities	(8,495)	(1,900)
Offering costs	—	(904)
Net loss before income taxes	(12,593)	(10,605)
Income tax provision	(19)	(10)
Net loss	$(12,612)	$(10,615)
Net loss per share:
Basic and diluted	$(2.64)	$(4.86)
Weighted-average number of shares used in per share calculations:
Basic and diluted	4,776,540	2,186,196
Other comprehensive loss, net of tax
Unrealized losses on available-for-sale securities	—	1
Other comprehensive loss	—	1
Comprehensive loss	$(12,612)	$(10,614)

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,612)	$(10,615)
Adjustments to reconcile net loss to cash used in operating activities:
Initial loss on common stock warrant and common stock adjustment feature liabilities	—	4,000
Change in fair value of common stock warrant and common stock adjustment feature liabilities	8,495	1,900
Offering costs	—	904
Depreciation and amortization	34	52
Lease amortization	172	—
Gain on disposal of equipment	—	(3)
Net amortization of investment premium	(39)	(2)
Stock-based compensation	422	298
Changes in operating assets and liabilities:
Accounts receivable	86	1,179
Unbilled revenue	3	(45)
Inventories	39	21
Prepaid expenses and other current assets	197	137
Accounts payable and accrued expenses	(538)	(322)
Amounts due to related parties	(16)	(25)
Unearned revenue	(40)	(96)
Operating lease payments	(172)	0
Net cash used in operating activities	(3,969)	(2,617)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	—	9
Purchases of property and equipment	(88)	(33)
Purchases of investments	(6,690)	—
Proceeds from sales and maturities of investments	9,200	3,900
Net cash provided by investing activities	2,422	3,876
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants from Purchase Agreement	—	10,000
Payments of offering costs relating to Purchase Agreement	—	(932)
Payments of offering costs relating to June Offering	(16)	—
Payments of deferred offering costs	(5)	—
Proceeds from exercise of stock options and ESPP purchases	8	966
Net cash (used in) provided by financing activities	(13)	10,034
Net (decrease) increase in cash and cash equivalents	(1,560)	11,293
Cash and cash equivalents — beginning of period	11,998	9,125
Cash and cash equivalents — end of period	$10,438	$20,418
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes	$2	$24
NONCASH INVESTING AND FINANCING ACTIVITIES:
Offering costs in accounts payable and accrued expenses at end of period	$7	$334
Deferred offering costs in accounts payable and accrued expenses at end of period	$18	$—
Common stock warrants issued to placement agent and included in offering costs related to Purchase Agreement	$—	$526
Right of use assets obtained in exchange for new operating lease liabilities	$2,328	$—
Proceeds from sale of fixed assets included in prepaid expenses and other current assets at end of period	$—	$1
Purchases of fixed assets included in accounts payable and accrued expenses	$13	$—

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